UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 22, 2015

BREEDIT CORP.
 (Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	98-0663823
(State of Incorporation)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: (973) 370-3768

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2015, BreedIT Corp. (the "Registrant") entered into an agreement, evidenced by the term sheet in the form attached hereto as Exhibit 10.09 (the "Term Sheet"), with Novomic Ltd, an Israeli company, with its principal office at 23 Ha'melacha St., Rosh-Haayin, Israel ("Novomic"). The Term Sheet provides that the parties will: (i) use their reasonable best efforts to execute a definitive merger agreement ("Definitive Merger Agreement") by or before December 31, 2015; (ii) perform the closing of the Definitive Merger Agreement within 90 days from the execution of the Definitive Merger Agreement (the "Closing"); and (iii) enter into a loan agreement not later than 7 days following the signing of the Term Sheet for a bridge loan in the amount of $100,000 (the "Loan") which will be subject to repayment in the event the Closing of the Definitive Merger Agreement does not occur.

The Definitive Merger Agreement contemplates, among other things, that: (i) at the Closing, the Registrant will have not less than $700,000 in cash and no debt and/or liabilities of any kind and/or nature whatsoever; (ii) the control persons of Novomic will designate two (2) persons to the Registrant's Board of Directors and the Registant's control shareholders will designate one (1) person to the Board of Directors; (iii) Zvika Yemini, Novomic's Chairman and principal shareholder, shall receive a base monthly compensation of $6,000 and additional compensation of $4,000 per month which shall be accrued and unpaid until the Registrant, on a consolidated basis, shall achieve aggregate revenues of $1,500,000 from on-going business operations of Novomic; and (iv) the shareholders of Novomic, following the Closing, will own a number of the Registrant's outstanding Shares based upon a formula set forth in the Term Sheet.

Item 9.01 Financial Statements and Exhibits.

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.9	Term Sheet between the Registrant and Novomic Ltd dated November 22, 2015, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BreedIt Corp.

By:	/s/ Itschak Shrem
Name:	Itschak Shrem
Title:	Chief Executive Officer

Date: November 30, 2015